EXHIBIT 16.1 TO FORM 8-K/A

August 30, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated July 6, 2004, of Franklin Capital Corporation (currently Patient Safety Technologies, Inc.) and are in agreement with the statements contained in paragraphs 4.01 (i) through 4.01 (vii), exclusive of paragraphs 4.01 (iii) and 4.01 (vi) on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP